                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15

         Certification and Notice of Termination of Registration under
          Section 12(g) of the Securities and Exchange Act of 1934 or
       Suspension of Duty to File Reports Under Sections 13 and 15(d) of
                    the Securities and Exchange Act of 1934

                        Commission File Number: 0-19411


                            SUMMIT CARE CORPORATION
       ---------------------------------------------------------------
            (Exact name of registrant as specified in its charter)

            2600 W. Magnolia Blvd., Burbank, California 91505-3031
                                (818) 841-8750
       ---------------------------------------------------------------
             (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                          COMMON STOCK, NO PAR VALUE
       ---------------------------------------------------------------
           (Title of each class of securities covered by this Form)

                                     NONE
       ---------------------------------------------------------------
            (Titles of all other classes of securities for which a
          duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


     Rule 12g-4(a) (1) (i)   [X]               Rule 12h-3(b) (1) (ii) [_]

     Rule 12g-4(a) (1) (ii)  [_]               Rule 12h-3(b) (2) (i)  [_]

     Rule 12g-4(a) (2) (i)   [_]               Rule 12h-3(b) (2) (ii) [_]

     Rule 12g-4(a) (2) (ii)  [_]               Rule 15d-6             [_]

     Rule 12h-3(b) (1) (i)   [X]


Approximate number of holders of record as of the certification or notice date:

                                      16
       ---------------------------------------------------------------

       Pursuant to the requirements of the Securities Exchange Act of 1934, Summit Care Corporation has duly caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                           SUMMIT CARE CORPORATION


Dated: As of April 16, 1998                By: /s/ Robert M. Snukal
                                               ----------------------------
                                               Name:  Robert M. Snukal
                                               Title: President